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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.____)*


                        Inland Entertainment Corporation
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   457349 108
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                                 (CUSIP Number)


                                 March 20, 1998
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             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[X]       Rule 13d-1(c)
[ ]       Rule 13d-1(d)

------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 457349 108              13G                          Page 2 of 5 Pages
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    1    NAMES OF REPORTING PERSONS OR
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Jo Ann Speer
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    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a) [ ]
                                                                     (b) [ ]
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    3    SEC USE ONLY


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    4    CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
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                                       5     SOLE VOTING POWER
             NUMBER
            OF SHARES                        370,000
          BENEFICIALLY                 -----------------------------------------
             OWNED                     6     SHARED VOTING POWER
            BY EACH
           REPORTING                         -0-
             PERSON                    -----------------------------------------
              WITH                     7     SOLE DISPOSITIVE POWERS

                                             370,000
                                       -----------------------------------------
                                       8     SHARED DISPOSITIVE POWER

                                             -0-
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         370,000
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   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)                                             9 [ ]

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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.45%
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   12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------------


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CUSIP No. 457349 108              13G                          Page 3 of 5 Pages
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Item 1(a).    Name of Issuer:

              Inland Entertainment Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

              16868 Via del Campo Court, Suite 200, San Diego, California 92127

Item 2(a).    Name of Person Filing:

              Jo Ann Speer

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              5731 Loma Verde, Rancho Sante Fe, California 92067

Item 2(c).    Citizenship:

              U.S.A.

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              457349 108

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing a:

              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o);

              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c); (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e) [ ] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);

              (f) [ ] An employee benefit plan or endowment fund in
                      accordance with ss.240.13d-1(b)(1)(ii)(F);

              (g) [ ] A parent holding company or control person in
                      accordance with ss. 240.13d-1(b)(1)(ii)(G);


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CUSIP No. 457349 108              13G                          Page 4 of 5 Pages
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              (h) [ ] A savings association as defined in Section
                      3(b) of the Federal Deposit Insurance Act (12
                      U.S.C. 1813);

              (i) [ ] A church plan that is excluded from the
                      definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to ss. 240.13d-1(c), check this box [X].

Item 4.       Ownership.

              (a)  Amount Beneficially Owned:                            370,000

              (b)  Percent of Class:                                       9.45%

              (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:        370,000

                  (ii)  Shared power to vote or to direct the vote:            0

                  (iii) Sole power to dispose or to direct the
                        disposition of:                                  370,000

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                        0

Item 5.       Ownership of Five Percent or Less of a Class.

              Inapplicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Inapplicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

              Inapplicable.

Item 8.       Identification and Classification of Members of the Group.

              Inapplicable.


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CUSIP No. 457349 108              13G                          Page 5 of 5 Pages
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Item 9.       Notice of Dissolution of Group.

              Inapplicable.

Item 10.      Certification.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                            May 1, 1998
                                                --------------------------------
                                                               Date


                                                        /s/ Jo Ann Speer
                                                --------------------------------
                                                            Jo Ann Speer